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                                                                  Exhibit (m)(5)

                                ULTRA SERIES FUND
                               SUPPLEMENT NO. 4 TO
                                DISTRIBUTION PLAN

A. Ultra Series Fund (the "Fund") is a diversified, open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act").

B. Paragraph B of the Distribution Plan (the "Plan") states that the Plan shall also apply to the Shares of any other series of the Fund as shall be designated from time to time by the board of trustees of the Fund (the "Board") in any supplement to the Plan.

C. At its March 1, 2007 meeting, the Board of Trustees approved supplementing the Plan to include the Small Cap Growth and Small Cap Value Funds as part of the Plan.

D. The Distribution Plan is hereby supplemented to include the Small Cap Growth and Small Cap Value Funds.

     IN WITNESS WHEREOF, Ultra Series Fund has adopted this Supplement to the Distribution Plan as of October 15, 2000.

                                        ULTRA SERIES FUND


                                        By: /s/ David P. Marks
                                            ------------------------------------
                                            David P. Marks
                                            President